Exhibit 2


Board of Directors resolution


INVESTOR RELATIONS DEPARTMENT

SADIA S.A.
Rua Fortunato Ferraz, 659 - 2(degree) andar
05093-901 - Sao Paulo - SP - Brazil
Voice #: 55 11 3649-3370
Fax: 5511 3649-1535

SADIA

Sao Paulo-SP, 23 July 2002

TO
NEW YORK STOCK EXCHANGE - NYSE

Dear Sirs:

      In compliance with the provisions under Article 3 of CVM Instruction No. 358, dated 01.03.2002, and under item xii of Clause 7.2 of the BOVESPA Differentiated Corporate Governance Practice Rules, we herewith submit the whole tenor of the resolution by the Board of Directors concerning takeover of controlled company, Granja Rezende S. A. Such a resolution shall be briefly released tomorrow by the press: PROTOCOL AND MERGER JUSTIFICATION - SADIA S. A., with Head Offices at Rua Senador Attilio Fontana n(degree) 86, Centro, in the city of Concordia-SC, registered at CNPJ/MF (Legal Entities' National Register/Ministry of Finance) under No. 20.730.099/0001-94, as APPLICANT MERGING COMPANY, hereinafter solely referred to as MERGING COMPANY, in this act represented by its Director-President, Mr. Walter Fontana Filho, Brazilian, married, economist, bearer of Identity Card RG. No. 4.250.008-SSP/SP and of Individual Taxpayer Register - CPF No. 947.648.408-04, resident and domiciled in the city of Sao Paulo-SP, with business office located at Rua Fortunato Ferraz n(degree) 529, Vila Anastacio, in the city of Sao Paulo-SP, and GRANJA REZENDE
S. A., with Head Offices at Avenida Coronel Jose Teofilo Carneiro n(degree) 1001, Bairro Sao Jose, in Uberlandia-MG, registered at CNPJ/MF (Legal Entities' National Register/Ministry of Finance) under No. 25.757.634/0001-14, in this act represented by its Business and Finance Director and Investor Relations Officer, Mr. LUIZ GONZAGA MURAT JUNIOR, Brazilian, married, business administrator, bearer of Identity Card RG No. 4.405.028-SSP/SP and of Individual Taxpayer Register - CPF No. 873.928.018-72, resident and domiciled in the city of Sao Paulo-SP, with business office located at Rua Fortunato Ferraz n(degree) 529, Vila Anastacio, in Sao Paulo-SP, WHEREAS: a) -- the MERGING COMPANY is the controlling shareholder of the MERGED COMPANY, with an interest higher than 99.99% (ninety-nine point ninety-nine per cent) of its share capital; b) -- the MERGING COMPANY keeps with the MERGED COMPANY an uniformity of administrative and operational standards; c) - the studies conducted in this respect were conclusive as to the convenience of the merger, showing, as a final result of such an operation, significant economies of scale, either by immediate cost reduction through standardization and rationalization of the administrative and operational activities, or by resulting reflections of financial and fiscal nature; d) -- it is, therefore, convenient to the best interests of both corporations, to merge, THEY RESOLVE, by mutual consent, and in compliance with the provisions under Article 224 of Law No. 6,404/76, to enter into the present PROTOCOL, which is drawn up under the following terms that shall govern the


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merger: 1) - Upon the formal merger, which is expected to be effected on 30th
August 2002, the MERGING COMPANY is assuming - as assumed has - the condition of holder of over 99.99% (ninety-nine point ninety-nine) of MERGED COMPANY share capital. As already agreed upon with all other shareholders, they shall cede and transfer to the MERGING COMPANY, upon the merger, the total of their interest, in an amount lower than 0.01 % (zero point zero one per cent), so that MERGING COMPANY can be constituted as the holder of 100% (one hundred per cent) of the MERGED COMPANY share capital. This amount of shares of the MERGING COMPANY ownership shall be canceled. Under these conditions, merger shall be come into effect by integrating the MERGED COMPANY equity to that of the MERGING COMPANY. Thus, merger shall take place WITHOUT CAPITAL INCREASE BY MERGING COMPANY, assessment of share replacement list being, therefore, dispensed with, as no replacement of shares in the MERGED COMPANY equity for shares of the MERGING COMPANY equity will occur; 2) -- MERGED COMPANY net worth shall be assessed by three (03) experts or by an expert company, by adopting, as an assessment criterion, the utilization of prices at booking value. The assessment shall be carried out based on a Special Balance Sheet to be drawn up on 07.31.2002. The MERGED COMPANY equity variance as from 08.01.2002 up to the date of the merger (08.30.2002) shall be taken over - and as such - booked by MERGING COMPANY; 3) -- As all activities encompassed by Social Objectives of MERGED COMPANY are equally executed by the MERGING COMPANY, no change in this respect shall occur Social Objectives of the latter by way of the merger; 4) -- Upon the extinction of the MERGED COMPANY, all its establishments (Head Offices and Branches) shall be also extinguished upon the merger, being up to the MERGING COMPANY to undertake opening up of new branches where deemed necessary, in the sites of the discontinued establishments.